Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into, effective as of March 10, 2021 (the “Effective Date”) by and between National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative corporation (“CFC”), and J. Andrew Don (the “Executive”).

WHEREAS, CFC desires to retain the Executive as its Governor and Chief Executive Officer under this Agreement for the period provided for in this Agreement, and the Executive is willing to serve in the employ of CFC on a full-time basis for such period, upon such terms and conditions as are provided herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the parties hereby agree as follows:

1.            Employment. Subject to and upon the terms and conditions herein provided, CFC hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by CFC for the Term of Employment, as defined in Section 3 hereof.

2.            Position and Responsibilities. During the Term of Employment, the Executive shall be employed as the Governor and Chief Executive Officer of CFC, and/or in such other senior executive capacity or capacities as may be mutually satisfactory to the Executive and CFC. The Executive will be the senior executive officer of CFC, reporting only to the Board of Directors of CFC (the “Board”), and all other officers of CFC shall report to the Executive or to other officers designated by the Executive. The Executive shall, at the request of the Board, serve as an officer or director of any Affiliate of CFC.

During the Term of Employment, the Executive agrees to devote substantially all of his business time and attention to carrying out his duties and responsibilities under this Agreement and shall use his best efforts, skills, and abilities to further the interests of CFC. The Executive shall be permitted, to the extent such activities do not substantially interfere with the performance of the Executive’s responsibilities and duties hereunder, (i) to manage his personal, financial, and legal affairs and (ii) to serve on civic, charitable, religious, or educational boards or committees. However, the Executive may not serve on the board of directors of any other business entities without the prior express written consent of the Board and subject to such reasonable limitations as may be imposed by the Board in granting such consent.

3.            Term of Employment. The Executive’s employment under this Agreement shall commence as of May 3, 2021 and, unless earlier terminated as provided in Section 6 below, shall terminate on May 31, 2024 (the “Initial Term of Employment”) unless extended as provided in the following sentence. The Initial Term of Employment shall automatically be extended on June 1, 2024 and each subsequent June 1st thereafter for an additional year (unless earlier terminated as provided in Section 6 below) (each such extension, an “Extended Term of Employment”) unless, not later than six (6) months prior to any such June 1st, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend or further extend the Term of Employment. For purposes of this Agreement, “Term of Employment” shall mean the Initial Term of Employment and, if applicable, each subsequent Extended Term of Employment.

4.            Compensation. For all services rendered by the Executive during the Term of Employment, CFC shall pay the Executive as compensation (i) a base salary, in periodic installments in accordance with CFC’s usual payroll practice for its senior executives, at an annual rate of no less than $1,000,000 (the “Base Salary”), and (ii) if the applicable performance goals and/or other criteria are achieved with respect thereto, an opportunity to receive (A) an annual incentive (the “Short-Term Incentive”) pursuant to the terms set forth in the CFC Annual Incentive Plan and (B) a long-term incentive (the “Long-Term Incentive”) pursuant to the terms of the CFC Long Term Incentive Plan. During the Term of Employment, the Executive’s Base Salary shall be reviewed for possible increase at least annually, and the term “Base Salary” shall thereafter refer to the Base Salary as so increased.

5.            Executive Benefits, Perquisites, and Expenses.

5.1          CFC Plans. The Executive shall be entitled to participate in all CFC health, accident, life insurance, savings, retirement, disability, and other benefit plans, programs, or practices from time to time in effect for senior executives of CFC at least to the same extent as other senior executives of CFC.

5.2          Vacation. During the Term of Employment, the Executive shall be entitled to accrue and utilize vacation in accordance with CFC’s standard employment policies, as they may exist and be amended from time to time.

6.            Termination of Employment; Payments Upon Termination of Employment.

6.1.          Termination by CFC.

a.            CFC shall have the right to terminate the Executive’s employment at any time during the Term of Employment with or without “Cause,” as such term is defined in Section 6.4.a. If, during the Term of Employment, CFC terminates the employment of the Executive under this Section 6 without Cause, the Term of Employment shall terminate immediately thereafter, and:

i.	CFC shall pay the Executive such Base Salary provided herein as he may be entitled to receive for services rendered prior to the date of such termination;

ii.	CFC shall pay the Executive for any accrued but unused vacation to the extent payout is required by applicable law or CFC policy and for any properly-documented unreimbursed expenses;

iii.	CFC shall pay the Executive the benefits which the Executive is, or may become, entitled to receive under the terms and conditions of any applicable CFC plans that may be in effect at such time; and

iv.	CFC shall pay the Executive, in substantially equal monthly installments over the twelve (12) month period following the termination of Executive’s employment, an amount equal to two (2) times the sum of (1) his annual Base Salary at the rate in effect on the date of such termination, and (2) the Executive’s Short-Term Incentive award earned, if any, for the year prior to the year in which such termination occurs (collectively, the “Severance Benefits”), provided that provision of the Severance Benefits is contingent upon the Executive, within sixty (60) days of the date of termination, executing and delivering to CFC, and allowing to become irrevocable and effective, a general release of claims in a form acceptable to CFC (the “Release”). Notwithstanding the foregoing and anything in this Agreement to the contrary, (i) no Severance Benefits shall be paid until the Release has become irrevocable and effective and the first paid installment of Severance Benefits shall include any Severance Benefits that would have been paid had there been no delay in such payments, and (ii) payment of the Severance Benefits will be contingent upon Executive’s full and continued compliance with the provisions of Section 8 of this Agreement.

For the avoidance of doubt, Executive’s termination of employment due to the expiration of the Term as a result of notice of non-renewal pursuant to Section 3 shall not be a termination by CFC without Cause for purposes of this Agreement.

b.            If, during the Term of Employment, CFC terminates the employment of the Executive for Cause, the Term of Employment shall terminate immediately thereafter, and CFC shall pay the Executive such compensation as is set forth in Sections 6.1.a.i, 6.1.a.ii, and 6.1.a.iii (the “Accrued Payments and Benefits”) herein. Similarly, if the Term of Employment ends due to non-renewal pursuant to Section 3, CFC shall pay the Executive the Accrued Payments and Benefits.

6.2.          Termination by the Executive.

a.            The Executive has the right to terminate his employment hereunder at any time during the Term of Employment, with or without “Good Reason.”

b.            Notwithstanding anything in this Section 6.2, to terminate Executive’s employment for “Good Reason” as defined in Section 6.4.b, (x) the Executive must provide written notice to the Board within thirty (30) days after Executive learns of any such matter constituting Good Reason, specifying the basis for the existence of Good Reason and the relevant facts and circumstances in reasonable detail, (y) CFC shall have thirty (30) days after receipt of written notice from the Executive specifying the matter constituting Good Reason to cure such matter, and such Good Reason shall not exist unless CFC fails to cure such matter within such cure period, and (z) the Executive must actually terminate the Executive’s employment within thirty (30) days following the expiration of such cure period.

c.            If during the Term of Employment the Executive validly terminates Executive’s employment for Good Reason, the Term of Employment shall terminate as of the effectiveness of such termination, and CFC shall, subject to the requirements related to the effectiveness of the Release, pay the Executive such compensation as is set forth in Section 6.1.a.

d.            If during the Term of Employment the Executive terminates his employment other than for Good Reason, the Term of Employment shall terminate immediately thereafter, and CFC shall pay the Executive the Accrued Payments and Benefits.

6.3.          Death or Disability. In the event of the termination of the Executive’s employment by reason of death or Disability, as defined in Section 6.4.c during the Term of Employment (upon which death or termination due to Disability the Term of Employment shall terminate immediately thereafter), the Executive or the Executive’s “Designated Beneficiary,” as defined in Section 6.4.d, shall be entitled to receive:

a.            payment of the Executive’s unpaid Base Salary through the date of death or termination due to Disability;

b.            payment of a pro-rated Short-Term Incentive and Long-Term Incentive, if any, to be paid in accordance with the provisions of CFC’s Annual Incentive Plan and Long-Term Incentive Plan;

c.            a lump sum payment equal to one year’s Base Salary at the rate in effect on the date of death or termination due to Disability, payable within thirty (30) days of Executive’s termination due to death or Disability;

d.            reimbursement for any properly-documented, unreimbursed expenses; and

e.            such survivor benefits and payments for the Executive’s family or with respect to the Executive that are provided, or may be provided, under CFC’s plans described in Section 5.1, determined in accordance with the then-applicable provisions of such plans, programs, or arrangements.

6.4          Definitions.

a.            Cause. For purposes of this Agreement, Cause shall mean the Executive’s (i) material failure to observe and comply with any of CFC’s material written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination; (ii) continued failure to substantially perform the Executive’s material duties with CFC (other than any failure due to Executive’s physical or mental illness, incapacity or disability) which is not cured within thirty (30) calendar days after receipt by the Executive of written notice of such failure; (iii) willful failure to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Board; (iv) commission of any act or omission that results in an indictment, charge, conviction, plea of no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude; or (v) material or willful breach of this Agreement.

b.            Good Reason. For purposes of this Agreement, Good Reason shall mean, without the prior written consent of the Executive, (i) a reduction in the rate of the Executive’s Base Salary other than a reduction that is of the same relative magnitude as a percentage of Base Salary as applies to other executive officers of CFC, (ii) a material decrease in the Executive’s titles, duties, or responsibilities hereunder, or (iii) the relocation of CFC’s principal office or the relocation of the Executive to a location more than fifty (50) miles from the principal office of CFC on the date of this Agreement.

c.            Disability. For purposes of this Agreement, Disability shall mean that the Executive has not performed his full-time duties with CFC for three (3) consecutive months as a result of his incapacity due to physical or mental illness and after such three (3) consecutive months, CFC has provided written notice to Executive of its intent to terminate Executive’s employment and Executive shall not have returned to the full-time performance of his duties hereunder within thirty (30) days after receipt of such written notice.

d.            Designated Beneficiary. For purposes of this Agreement, the Designated Beneficiary shall be any person designated by the Executive in a written instrument signed by the Executive and delivered to CFC to be the beneficiary of payments to be made by CFC hereunder upon the death of the Executive, if such person survives the Executive. Any Designated Beneficiary may be changed by the Executive at any time and from time to time by a written instrument signed by the Executive and delivered to CFC. If no Designated Beneficiary survives the Executive, the Designated Beneficiary shall be the estate of the Executive.

7.            No Mitigation. CFC agrees that if the Executive’s employment is terminated during the Term of Employment, the Executive is not required to seek other employment or to attempt in any way to reduce the amounts payable and the benefits to be provided to the Executive by CFC under this Agreement. Further, the amount or nature of any such payment or benefit to be paid to or with respect to the Executive shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, or by retirement benefits.

8.            Restrictive Covenants.

8.1.         Acknowledgment. The Executive understands and agrees that the Executive will occupy a position of trust and confidence with respect to CFC’s business affairs, and the Executive will be privy to non-public information relating to CFC and its Affiliates (defined below) and CFC’s members, associates and patrons and all information obtained from CFC’s members, associates and patrons, including, without limitation, their business relationships; negotiations; past, present and prospective activities; methods of doing business; business models; know-how; trade secrets; member, associate and supplier lists; the identity of potential members and patrons; pricing models, services, policies and procedures; compensation structure; strategic plans; employment records; product development technique; internal management structure; philosophies and strategies; budgets; marketing plans; financial and technical information; discoveries; ideas; designs; drawings; specifications; techniques; programs; systems; processes; models; data; documentation; formulae; products, services; computer software; supplier and service provider information; other information generally regarded as confidential and proprietary; other information marked as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary; information of third parties to which CFC or its Affiliates have confidentiality obligations and use restrictions; and all forms of the foregoing information, as well as modifications, enhancements, and improvements to any of the foregoing, including in digital, physical, tangible, and intangible form (hereinafter collectively referred to as the “Confidential Information”). Notwithstanding the foregoing, it is agreed that Confidential Information does not include information regarding the Executive’s own compensation and benefits or information that became generally available to the public other than as a result of a direct or indirect disclosure by the Executive or a representative of the Executive in violation of this Agreement. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information (including trade secrets), to protect the goodwill of CFC and its Affiliates, and to protect CFC and its Affiliates against harmful competition, harmful solicitation of employees, and other actions by the Executive based on the Executive’s special knowledge acquired during employment that would result in serious adverse consequences for CFC and its Affiliates. “Affiliates” as used in this Agreement includes any person, corporation, partnership, general partner, or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with CFC.

8.2.         Confidentiality. The Executive shall not, except as may be required to perform the Executive’s duties hereunder or as required by applicable law, during the Executive’s employment with CFC and after it ends (regardless of the reason), without limitation in time or until such information shall have become public other than by the Executive’s unauthorized disclosure, disclose to any third party or use for the Executive’s benefit or the benefit of any third party, whether directly or indirectly, any Confidential Information without CFC’s specific prior written authorization. The Executive shall also hold Confidential Information in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure. The Executive shall not at any time copy, transmit, reproduce, summarize, or quote or make any commercial or any other use whatsoever of any Confidential Information, except as may be necessary to perform the Executive’s duties as an employee of CFC. The Executive agrees that, as between the Executive and CFC, Confidential Information is property of CFC.

8.3.         Notification and Assistance Obligations; Subpoena. The Executive shall at all times: (i) promptly notify CFC of any unauthorized use or disclosure of Confidential Information, or any other breach of this Agreement; and (ii) assist CFC in every reasonable way to retrieve any Confidential Information that was used or disclosed by the Executive or any representative of the Executive in a manner inconsistent with this Section 8, and to mitigate the harm caused by the unauthorized use or disclosure. Further, if the Executive is served with any subpoena or other compulsory judicial or administrative process calling for production of any Confidential Information, the Executive shall immediately notify CFC so that CFC may take such action as CFC deems necessary to protect its interests.

8.4.         Return of Property. The Executive acknowledges that all Confidential Information is specialized, unique in nature, and of great value to CFC and its Affiliates, and that such Confidential Information gives CFC and its Affiliates a competitive advantage. The Executive agrees to deliver or return to CFC, at CFC’s request at any time or upon termination of the Executive’s employment for any reason, all Confidential Information and all CFC property, including any and all documents, disks/drives, laptops, tablets, phones, passwords and credentials, records, lists, data, drawings, prints, notes and written or recorded information (and all copies thereof) furnished by or on behalf of or for the benefit of CFC and its Affiliates or prepared by the Executive during the Executive’s employment with CFC, whether in tangible or electronic form, in the possession or control of the Executive.

8.5.          Non-Competition. During the period commencing on the Effective Date and ending twelve (12) months after the end of the Employment Period (regardless of the reason the Employment Period has ended) (such period hereinafter, the “Restricted Period”), the Executive shall not, anywhere in the United States, directly or indirectly have any equity interest in, manage, operate, control, work for, provide services to, be employed by, advise, assist, or take similar action in connection with any person, firm, corporation, partnership, business, or other entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant, advisor, or otherwise), that engages, in a manner and to an extent materially competitive to CFC, in any aspect of its business (the “Business”), where the Executive’s action or involvement relates to the activities and services the Executive provided during the Executive’s employment with CFC. Notwithstanding the foregoing, the Executive may own, as a passive investor, securities of any publicly-traded entity, so long as the Executive’s direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity and the Executive is not a controlling person of, or a member of a group that controls, such entity.

8.6.          Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, on behalf of the Executive or any other individual or entity, (i) solicit or encourage any person or entity who was a member or patron of CFC or its Affiliates during the Executive’s employment and with whom Executive had contact or about whom Executive gained Confidential Information to: (A) terminate, reduce, or alter in a manner adverse to CFC or its Affiliates any existing business arrangements with CFC or its Affiliates, or (B) transfer existing business from CFC or its Affiliates to any other person or entity; or (ii) solicit any person or entity who was a member or patron of CFC or its Affiliates during the Executive’s employment and with whom Executive had contact or about whom Executive gained Confidential Information for the purpose of providing such person or entity with financial or other services competitive with or similar to the financial or other services provided by CFC or its Affiliates.

8.7.          Non-Solicitation of Employees, Consultants, and Advisors. The Executive agrees that, during the Restricted Period, the Executive will not, directly or indirectly, other than as an employee of and for the benefit of CFC or its Affiliates, solicit, entice, persuade, or induce any individual who is employed by CFC or its Affiliates or engaged by CFC or its Affiliates as a consultant or advisor or similar role (or who was so employed or engaged within six (6) months prior to the Executive’s action) to terminate or refrain from continuing such employment or engagement, when such action is taken for the purpose of competing with CFC.

8.8.          Intellectual Property. The Executive shall disclose promptly and in writing to CFC all inventions, creative works, and any other intellectual property, whether or not patentable or copyrightable, conceived, or created solely or jointly by the Executive during the Executive’s employment with CFC which relate to the business of CFC, and the Executive shall assign all of the Executive’s interest in them to CFC. These obligations shall continue beyond the period of the Executive’s employment with respect to inventions or creations conceived or made by the Executive alone or in conjunction with other employees or consultants of CFC or its Affiliates during the Executive’s employment with CFC.

8.9.          Remedies. In the event of a breach or threatened breach of this Section 8, the Executive acknowledges CFC, including its business interests, will be irreparably harmed, the full extent of the damages to CFC will be impossible to ascertain, and monetary damages alone are not an adequate remedy. Accordingly, the Executive agrees that in addition to any other remedy that may be available to it, CFC shall be entitled to temporary, preliminary, and/or permanent injunctive relief or other equitable relief to remedy any such breach or threatened breach, without bond and without proving actual damages or the inadequacy of money damages, in any court of competent jurisdiction. The Executive agrees that the restrictions of this Agreement are reasonable and no broader than necessary to protect the legitimate business interests of CFC and its Affiliates.

8.10.       Survival of Provisions. For the avoidance of doubt, the Executive’s obligations contained in this Section 8 shall survive the termination or expiration of the Employment Period and the Executive’s employment with CFC and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

8.11.       Reformation and Severability. If it is determined by a court, arbitrator, or other adjudicator of competent jurisdiction that any restriction in this Section 8 is excessive with respect to geographic area, duration, or scope or is otherwise unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court, arbitrator, or adjudicator to render it enforceable to the maximum extent permitted by law. In the event that modification is not possible or that the applicable law does not permit such reformation, then the Executive and CFC agree that, because each of the Executive’s obligations in this Section 8 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

8.12.       Tolling of Restricted Period. If the Executive violates the terms of any of the restrictions set forth in Sections 8.5, 8.6, or 8.7, the Restricted Period shall automatically be extended by the period the Executive was in violation.

8.13.        Post-Employment Cooperation. Upon or after the termination of the Executive’s employment for any reason, the Executive agrees to (i) immediately resign from any and all positions the Executive holds with CFC or its Affiliates, including any board seat(s), and any other positions or other boards of directors on which Executive serves by virtue of being an Executive of CFC; (ii) cooperate with the transition of the Executive’s responsibilities, and comply with reasonable post-employment requests from CFC, not to exceed twenty (20) hours in the aggregate, including responding to reasonable requests for information and assisting in connection with pending, threatened, or anticipated litigations, proceedings, or inquiries where CFC reasonably determines the Executive’s participation is necessary, provided, however, that any such cooperation shall take into account the Executive’s other scheduling needs and, to the extent Executive incurs reasonable expenses in connection with such cooperation, CFC shall promptly reimburse Executive for such expenses. To the extent CFC requires transition assistance in excess of twenty (20) hours, Executive shall be paid an hourly rate commensurate with Executive’s rate of pay as of Executive’s termination of employment.

8.14.       Rights Not Subject to Limitation.

a.            Notwithstanding anything in this Agreement, the Executive may (1) disclose Confidential Information that the Executive is specifically required by court order, subpoena, or law to disclose, but agrees to disclose only that portion of Confidential Information that is legally required to be disclosed; (2) report possible violations of law to a government agency or entity or self-regulatory organization or cooperating with such agency or entity or organization; or (3) make whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law.

b.            The Executive understands that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

9.            Indemnification. CFC agrees that if the Executive is made, or is threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that he is or was a director or officer of CFC or any of its subsidiaries or, at the request of CFC, serves or served any other corporation, partnership, joint venture, trust, or other enterprise in any capacity, CFC shall indemnify him to the fullest extent permitted by the Charter and By-Laws of CFC or, if greater, by the applicable laws of the District of Columbia, against all costs, expenses, liabilities, and losses reasonably incurred or suffered by the Executive in connection therewith. CFC shall advance to the Executive all reasonable costs and expenses incurred by him in connection with any such proceeding upon receipt of an itemized list of such costs and expenses.

10.          Remedies.

a.            Clawback Policies. In addition to any other remedies provided in this Section 10, all amounts payable under this Agreement are subject to any policy, whether in existence as of the Effective Date or later adopted, established by CFC that provides for the clawback, recoupment or other recovery of amounts that were previously paid to Executive in accordance with and pursuant to the terms and conditions of such policy. Without limiting the generality of the foregoing, in the event that CFC is required to prepare restated financial results owing to the Executive’s intentional misconduct or grossly negligent conduct, the Board (or a designated committee) shall have the authority, to the extent permitted by applicable law (including Virginia law), to require reimbursement or forfeiture to CFC of the amount of bonus or incentive compensation Executive received during the three fiscal years preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the Executive would have received based on an applicable restated performance measure or target.

b.            Further, notwithstanding any other provisions of this Agreement, if within one year of the termination of Executive’s employment, CFC becomes aware of facts that would have allowed CFC to terminate Executive’s employment for Cause, then, to the extent permitted by law, CFC may elect to cancel any and all payments of benefits otherwise due to Executive, but not yet paid, under this Agreement or otherwise; and Executive will refund to CFC any amounts previously paid by CFC to Executive in excess of Executive’s Accrued Payments and Benefits.

11.          Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein and may only be amended by subsequent written agreement of the parties hereto. All prior agreements between the Executive and CFC, whether in writing or not, relating to terms and conditions of employment, are hereby canceled and superseded. No waiver by CFC of any breach by the Executive of any term, condition, or provision of this Agreement to be performed by the Executive shall be deemed a waiver of a similar or dissimilar condition or provision at the same or prior or subsequent time.

12.          Binding Effect. The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of the Executive’s creditors, and any attempt to do any of the foregoing shall be null and void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, beneficiaries, and personal representatives and shall be binding upon and inure to the benefit of CFC and its successors or assigns.

13.          Governing Law; Severability. Except as otherwise set forth herein, this Agreement is governed by and is to be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.          Withholding of Taxes. CFC may withhold from any compensation payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law, regulation, or ruling.

15.          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. In the event that any signature is delivered via e-mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such digital signature page were an original signature.

16.          Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of the Agreement or to affect the meaning or interpretation of this Agreement. Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

17.          Notices. Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

If to CFC:

National Rural Utilities

Cooperative Finance Corporation

20701 Cooperative Way

Dulles, VA 20166

Attn: President of the Board of Directors

If to the Executive:

J. Andrew Don

8308 Summerwood Drive

McLeon, VA 22102-2212

18.          Enforcement of Agreement. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term of Employment for any reason to the extent necessary to obtain the intended provision of such rights and the intended performance of such obligations.

19.          Arbitration. CFC and the Executive agree that any dispute arising out of or relating to their relationship, this Agreement, or the Executive’s employment, other than with respect to Section 8 hereof, shall be resolved exclusively by confidential and binding arbitration in accordance with the rules of JAMS for resolution of employment disputes then in effect. The parties shall bear their own attorneys’, experts and other fees and CFC shall bear the cost of the arbitrator. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction.

20.          Section 409A.

a.            Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code (“Code”), CFC determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.            The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

c.            For purposes of any payments to be made to Executive upon separation from service or termination of employment, the determination of whether and when a separation from service has occurred shall be made by CFC in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d.            All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

21.          No Violation of Third Party Rights. The Executive hereby represents, warrants, and covenants to CFC that the Executive: (a) shall not, during the Executive’s employment with CFC, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, trade secrets or other proprietary rights); (b) is not a party to any agreements with third parties that prevent the Executive from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of the Executive’s execution of this Agreement; and (c) agrees to respect any and all valid obligations which the Executive may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may he. If the Executive is in breach of any of the foregoing representations, warranties, and covenants, CFC may immediately terminate this Agreement and treat the Executive as if the Executive were terminated for Cause.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:	/s/ Alan Wattles
Name:	Alan Wattles
Title:	Board President

By:	/s/ J. Andrew Don
J. Andrew Don

Signature Page to Employment Agreement